Exhibit 10.18

MEMBERSHIP INTEREST

AGREEMENT

by and among

Helix BioMedix, Inc.,

Camden Street Partners, LLC,

NuGlow Cosmaceuticals, LLC

and

Steven Sheiner

Dated as of July 1, 2010

EXHIBITS

Exhibit A	Certain Definitions

MEMBERSHIP INTEREST AGREEMENT

THIS MEMBERSHIP INTEREST AGREEMENT (this “Agreement”) is made and entered into this 1st day of July, 2010 by and among Helix BioMedix, Inc., a Delaware corporation (“New Member”), Camden Street Partners, LLC, a California limited liability company (“Existing Member”), NuGlow Cosmaceuticals, LLC, a California limited liability company (the “Company”), and for purposes of Section 4.2(c) only, Steven Sheiner. Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

WHEREAS, the Company has been engaged in the business (the “Business”) of licensing and commercializing certain products, including, without limitation, a product known as “Nuglow” (the “Products”), and Existing Member is the Company’s sole Member and is the owner of 100% of all Membership Interests in the Company;

WHEREAS, New Member desires to become a Member of the Company, and the Company and Existing Member desire to accept New Member as a Member of the Company holding a 30% Membership Interest in the Company (the “New Membership Interest”) on the terms and conditions set forth herein;

WHEREAS, the Company has approved the Transaction and Existing Member has received all required consents to consummate the Transaction; and

WHEREAS, as a material condition to the Closing of the Transaction, the Company, Existing Member and New Member have agreed, upon New Member’s acquisition of the New Membership Interest, to immediately enter into an Amended and Restated Operating Agreement of the Company (the “Amended and Restated Operating Agreement”);

NOW, THERFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1. THE TRANSACTION AND CLOSING

1.1 New Membership Interest. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall accept New Member as a Member with a 30% Membership Interest in the Company.

1.2 Initial Capital Contribution. New Member shall make an initial capital contribution to the Company in the amount of $350,000.00 by certified check or wire transfer on the Closing Date. New Member’s receipt of a 30% Membership Interest in the Company is expressly conditioned upon the Company’s timely receipt of said initial capital contribution from New Member.

1.3 Closing; Time and Place. The closing of the Transaction provided for in this Agreement (the “Closing”) shall occur at the offices of Existing Member at 10:00 A.M. on July 1, 2010, provided all of the conditions to closing set forth in Article 5 are satisfied or waived, or at such other date, time, or place as the parties may agree (the “Closing Date”).

ARTICLE 2. REPRESENTATIONS AND WARRANTIES

2.1 Regarding the Company. Each of Existing Member and the Company hereby represents and warrants (without limiting any other representations or warrants made by either party in this Agreement) to New Member as follows:

2.1.1 Organization; Good Standing; Qualification. The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of California; (ii) is duly qualified to conduct business (including the Business) in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on the Company; and (iii) has full power and authority required to own, and operate its assets and to carry on its business (including the Business) as now being conducted and as presently proposed to be conducted.

2.1.2 Charter Documents; Books and Records.

(a) The Company has delivered or caused to be delivered to New Member accurate, correct and complete copies of (i) the Articles of Organization and Operating Agreement of the Company, including all amendments thereto, as presently in effect (respectively, the “Articles of Incorporation” and the “Operating Agreement”); (ii) all minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Company’s Manager and Members (collectively, the “Resolutions”); and (iii) all books of account and other financial records of the Company, as requested.

(b) The minute books of the Company accurately and completely reflect all material Company actions of its Members and Manager. The books of account and other financial records of the Company are accurate and complete and have been maintained in accordance with sound business practices and with U.S. generally accepted accounting principles (“GAAP”) consistently applied.

(c) The Company is not in violation of any of the provisions of the Articles of Organization or Operating Agreement in any manner that would subject the Company to liability to any third party or would compromise the limited liability company status of the Company or that would have a Material Adverse Effect on New Member, and to the Knowledge of each of Existing Member and the Company, no condition or circumstances exists that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

2.1.3 Authority; Binding Nature of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and perform the Transaction. All corporate action on the part of the Company, its Manager and Members necessary for the authorization, execution and delivery of this Agreement and the Transaction Agreements and the performance of all obligations of the Company hereunder and thereunder has been taken or will be taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

2.1.4 No Conflicts; Required Consents. The execution, delivery, and performance of this Agreement and the Transaction by the Company do not and will not (with or without notice or lapse of time):

(a) conflict with, violate or result in any breach of (i) any of the provisions of the Articles of Organization or Operating Agreement; (ii) any Resolutions; (iii) any of the terms or requirements of any Governmental Approval held by Company or any of its employees or that otherwise relates to the Business or the Membership Interests in the Company, including the New Membership Interest; or (iv) any provision of a Contract to which the Company is a party;

(b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company, the Business, or the Membership Interests in the Company, including the New Membership Interest, are subject; (iii) revoke, suspend or modify any Governmental Approval; or (iv) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any Contract to which Company is a party;

(c) require the Company to obtain any Consent or make or deliver any filing or notice to a Governmental Authority; or

(d) result in the creation or imposition of any Encumbrance on any of the Company’s assets.

2.1.5 Capitalization. Immediately prior to Closing, Existing Member is the sole Member of the Company, and there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from either Existing Member or the Company of any interests in or to the Company, including Membership Interests, other than pursuant to this Agreement and the Amended and Restated Operating Agreement.

2.1.6 Financial Statements.

(a) The Company has furnished to New Member a complete and correct copy of the unaudited balance sheet of the Company at December 31, 2009 (the “Balance Sheet”) and the unaudited income statement for the year ended December 31, 2009 (together with the Balance Sheet, the “Financial Statements”). The Financial Statements are complete and correct, are in accordance with the books and records of the Company and present fairly the financial condition and results of operations of the Company at the dates and for the periods indicated, and have been prepared in accordance with GAAP consistently applied.

(b) Since December 31, 2009, there has not been:

(i) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had a Material Adverse Effect on the Company;

(ii) Any participation by the Company in any transaction material to the Company and the Company has not otherwise acted outside the ordinary course of business;

(iii) A material change in the Company’s accounting principles or practices except as required by reason of a change in GAAP;

(iv) Any resignation or termination of any officer, key employee or group of employees of the Company, and the Company is not aware of any impending resignation or termination of employment or any officer, key employee or group of employees of the Company;

(v) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(vi) Any damage, destruction or loss, whether or not covered by insurance, that have had or are reasonably expected to have a Material Adverse Effect on the Company;

(vii) Any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(viii) Any material change in any compensation arrangement or agreement with any employee, Manager or Member;

(ix) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except for current liabilities incurred in the ordinary course of business which have not had, either in any individual case or in the aggregate, a Material Adverse Effect on the Company;

(x) Any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(xi) Any sale, assignment, or exclusive license or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(xii) Any declaration, setting aside or payment or other distribution in respect to any of the Company’s Membership Interests, or any direct or indirect redemption, purchase, or other acquisition of any of such Membership Interests by the Company;

(xiii) Any change in any material agreement to which the Company is a party or by which it is bound which has had a Material Adverse Effect on the Company;

(xiv) To the Company’s knowledge, any other event or condition of any character which, either individually or cumulatively, has had a Material Adverse Effect on the Company; or

(xv) Any arrangement or commitment by the Company to do any of the acts described in subsections (i) through (xiv) above.

2.1.7 Employees and Consultants.

(a) Disputes. There are no claims, disputes or controversies pending or, to the Knowledge of Existing Member or the Company, threatened involving any employee or group of employees of the Company, past or present. The Company has not suffered or sustained any work stoppage and no such work stoppage is threatened.

(b) Compliance with Legal Requirements. The Company has complied with all Legal Requirements related to the employment of its employees, including provisions related to wages, hours, leaves of absence, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

2.1.8 Compliance with Laws.

(a) To the Knowledge of Existing Member and the Company, the Company is not in violation of any Legal Requirement, the violation of which would have a Material Adverse Effect on the Company, and neither Existing Member nor the Company has received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

(b) To the Knowledge of Existing Member and the Company, no Governmental Authority has proposed or is considering any Legal Requirements that may affect the Company, the Company’s assets, operations or businesses (including the Business), or the Company’s rights thereto, or Existing Member’s Membership Interest, including the New Membership Interest, except to the extent that any such Legal Requirement, if adopted or otherwise put into effect, individually or in the aggregate, will not have a Material Adverse Effect on the Company or the Existing Member’s Membership Interest, including the New Membership Interest.

2.1.9 Proceedings and Orders.

(a) There is no Proceeding pending or, to the Knowledge of Existing Member and the Company, threatened against or affecting the Company or any of the Company’s property, assets, operations or businesses (including the Business), or the Company’s rights relating thereto. To the Knowledge of Existing Member and the Company, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding, nor has an insurance company asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.

(b) To Existing Member’s and the Company’s Knowledge, neither the Company nor its property, assets, operations or businesses (including the Business), nor the Company’s rights relating to any of the foregoing, is subject to any Order or any proposed Order, except to the extent that any such proposed Order, if issued or otherwise put into effect, individually or in the aggregate, will not have a Material Adverse Effect on the Company.

2.1.10 Taxes.

(a) The Company has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all respects and all Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Existing Member or the Company with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been and provided in the Financial Statements. To the extent required by law, if at all, the Company has withheld and paid all Taxes required to have been withhold and paid in connection with amounts paid third parties. The Company has no liability for unpaid Taxes accruing after the date of the Financial Statements except for Taxes incurred in the ordinary course of business. There are no liens for Taxes against the Existing Member’s Membership Interest in the Company, other than liens for Taxes not yet due and payable.

(b) To the Knowledge of Existing Member and the Company, no audit of any Tax Return is currently pending or threatened.

(c) The Company has treated Existing Member as the sole owner of all of the Membership Interests in the Company for all purposes.

(d) The Company is properly classified as a disregarded entity for all Tax purposes under Treasury Regulation Section 301.7701-3(b)(1) under the Code.

2.1.11 Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.1.12 Intellectual Property. The Company owns or possesses sufficient legal rights to all intellectual property and intellectual property rights, including all patents, trademarks, trademark applications, service marks, tradenames, domain names, copyrights, trade secrets, licenses, information and proprietary rights and processes used in connection with the Business or necessary for the Business as now being conducted and as presently proposed to be conducted without any conflict with, or infringement of, the rights of others.

2.1.13 No Conflict of Interest. The Company is not indebted, directly or indirectly, to any of its employees, Members or Manager, in any amount whatsoever other than debt incurred in connection with expenses or advances of expenses incurred in the ordinary course of business. None of the Company’s employees, Members or Manager are, directly or indirectly, indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company. None of the Company’s employees, Members or Manager is, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.1.14 Title to Assets. The Company owns its property and assets free and clear of all Encumbrances, except such Encumbrances which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any Encumbrances other than to the lessors of such property or assets.

2.1.15 Agreements.

(a) Other than the Operating Agreement, there are no agreements, understandings or proposed transactions between the Company and any of its employees, Members, Manager, Affiliates, or any Affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts or proposed transactions or judgments, orders, writs or decrees to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of the Company in excess of $10,000 or (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or that would affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

(c) Except for a $40,000.00 line of credit from Bank of the West, with an outstanding balance of approximately $30,000.00, the Company has not (i) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $25,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated with that person or entity) shall be aggregated for the purposes of meeting the individual minimum dollar amounts of each such subsection.

2.1.16 Obligations of Employees. The Company currently has no employees.

2.1.17 Brokers. The Company has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the Transaction.

2.1.18 Full Disclosure.

(a) With respect to the Company, this Agreement: (i) does not contain nor will contain as of the Closing Date any untrue statement or fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

(b) To the Knowledge of each of the Company and Existing Member, there is no fact (other than publicly known facts related exclusively to political or economic matters of general applicability that will adversely affect all Entities comparable to the Company) that may have a Material Adverse Effect on the Company.

(c) Each representation and warranty set forth in this Article 2.1 is not qualified in any way whatsoever except as explicitly provided therein, will not merge on Closing or by reason of the execution and delivery of any Contract at the Closing, will remain in force on and immediately after the Closing Date, is given with the intention that liability is not limited to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing New Member to enter into this Agreement.

2.2 Regarding Existing Member. Existing Member hereby represents and warrants (without limiting any other representations or warranties made by Existing Member in this Agreement) to New Member as follows:

2.2.1. Organization, Good Standing, Qualification. Existing Member (i) is a limited liability company duly organized, validly existing and in a good standing under the laws of the state of California; (ii) is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which it conducts business; and (iii) has full power and authority required to own, lease and operate its assets and to carry on its business as now being conducted and as presently proposed to be conducted.

2.2.2 Authority; Binding Nature of Agreement. Existing Member has all requisite power and authority to execute and deliver this Agreement and perform the Transaction. All corporate action on the part of Existing Member, its Manager and member(s) necessary for the authorization, execution and delivery of this Agreement and the Transaction Agreements and the performance of all obligations of Existing Member hereunder and thereunder has been taken or will be taken prior to the Closing. Existing Member, as the Company’s sole Member, has approved this Agreement and the Transaction. This Agreement has been duly and validly executed and delivered by Existing Member. This Agreement constitutes the legal, valid and binding obligation of Existing Member, enforceable against Existing Member in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

2.2.3 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement and the Transaction by Existing Member do not and will not (with or without notice or lapse of time):

(a) conflict with, violate or result in any breach of (i) any of the provisions of Existing Member’s charter documents; (ii) any of the terms or requirements of any Governmental Approval held by Existing Member or any of its employees; or (iii) any provision of a Contract to which Existing Member is a party;

(b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Existing Member or Existing Member’s Membership Interest is subject; (iii) revoke, suspend or modify any Governmental Approval; or (iv) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any Contract to which Existing Member is a party;

(c) require Existing Member to obtain any Consent or make or deliver any filing or notice to a Governmental Authority; or

(d) result in the creation or imposition of any Encumbrance on any of Existing Member’s assets, including Existing Member’s Membership Interest in the Company.

2.2.4 Title; Sufficiency; Condition of New Membership Interest. The New Membership Interest will represent 30% of the total of all Membership Interests and Economic Interests in the Company upon the Closing of this Transaction. Immediately prior to Closing, Existing Member is the Company’s sole Member and has good and marketable title to, is the exclusive legal and equitable owner of all Membership Interests and Economic Interests in the Company, and has the unrestricted power and right to admit New Member as the holder of a 30% Membership Interest in the Company. The New Membership Interest is free and clear of all Encumbrances of any kind or nature. Upon Closing, New Member will acquire exclusive, good and marketable title to the New Membership Interest, free and clear of all Encumbrances of any kind or nature.

2.2.5 Proceedings and Orders.

(a) To Existing Member’s Knowledge, there is no Proceeding pending or threatened against or affecting Existing Member or any of Existing Member’s property, assets (including Existing Member’s Membership Interest), operations or businesses, or Existing Member’s rights relating thereto. To Existing Member’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding, nor has an insurance company asserted in writing that any such Proceeding is not covered by the applicable policy related thereto.

(b) To Existing Member’s Knowledge, neither Existing Member nor its property, assets (including Existing Member’s Membership Interest), operations or businesses, nor Existing Member’s rights relating to any of the foregoing, is subject to any Order or any proposed Order, except to the extent that any such proposed Order, if issued or otherwise put into effect, individually or in the aggregate, will not have a Material Adverse Effect on Existing Member or Existing Member’s Membership Interest.

(c) Existing Member does not have any past, present or contemplated claim, demand or cause of action against the Company.

2.2.6 Taxes.

(a) There are no liens for Taxes against Existing Member’s Membership Interest in the Company other than liens for Taxes not yet due and payable.

(b) Existing Member has treated itself as the sole owner of Existing Member’s 100% Membership Interest for all purposes.

2.2.7 Brokers. Existing Member has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the Transaction.

2.2.8 No Other Agreement. Neither Existing Member, nor any of its Representatives, has entered into any Contract with respect to the sale or other disposition of Existing Member’s Membership Interest, except as set forth in this Agreement and the Amended and Restated Operating Agreement.

2.2.9 Full Disclosure.

(a) With respect to Existing Member, this Agreement: (i) does not contain nor will contain as of the Closing Date any untrue statement or fact and (ii) does not omit nor will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein (in light of the circumstances under which they were made) not misleading.

(b) Each representation and warranty set forth in this Article 2.2 is not qualified in any way whatsoever except as explicitly provided therein, will not merge on Closing or by reason of the execution and delivery of any Contract at the Closing, will remain in force on and immediately after the Closing Date, is given with the intention that liability is not limited to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing New Member to enter into this Agreement.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF NEW MEMBER

New Member hereby represents and warrants as of the date hereof to the Company and Existing Member as follows:

3.1 Organization and Good Standing. New Member is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

3.2 Authority; Binding Nature of Agreements. New Member has all requisite corporate power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements. The execution, delivery and performance by New Member of this Agreement have been approved by all requisite action on the part of New Member. This Agreement has been duly and validly executed and delivered by New Member. This Agreement constitutes the legal, valid and binding obligation of New Member, enforceable against New Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

3.3 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement by New Member do not and will not (with or without notice or lapse of time):

(a) conflict with, violate or result in any breach of (i) any of the provisions of New Member’s Certificate of Incorporation or Bylaws; (ii) any of the terms or requirements of any Governmental Approval held by New Member or that otherwise relates to New Member’s business; or (iii) any provision of a Contract to which New Member is a party;

(b) give any Governmental Authority or other Person the right to (i) challenge the Transaction; (ii) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which New Member or any of its assets is subject; or (iii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate or modify any Contract to which New Member is a party; or

(c) require New Member to obtain any Consent or make or deliver any filing or notice to a Governmental Authority, other than any required filings or disclosure with the Securities and Exchange Commission (the “SEC”).

3.4 Brokers. New Member has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the Transaction.

ARTICLE 4. POST-CLOSING COVENANTS

4.1 Documentation of Purchase. After the Closing, upon the request of New Member, the Company and Existing Member shall execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by New Member to effect, record or verify the transfer to, and vesting in New Member, of all right, title and interest in and to the New Membership Interest, free and clear of all Encumbrances, in accordance with the terms of this Agreement and pursuant to the terms of the Amended and Restated Operating Agreement.

4.2 Non-Solicitation of Employees; Non-Compete.

(a) New Member agrees that New Member shall not solicit or hire any employees of the Company, Existing Member or their respective Affiliates while New Member maintains any interest in the Company and for a period of 12 months thereafter. If New Member exercises its option to purchase Existing Member’s 70% Membership Interest pursuant to the Amended and Restated Operating Agreement, then this non-solicitation provision shall terminate with respect to New Member’s obligation to the Company and its Affiliates and shall remain in effect with respect to New Member’s obligation to Existing Member and its Affiliates for a period of 12 months thereafter.

(b) Existing Member and the Company agree that Existing Member, the Company and their respective Affiliates shall not solicit or hire any employees of New Member or its affiliates while New Member maintains any interest in the Company and for a period of 12 months thereafter. If New Member exercises its option to purchase Existing Member’s 70% Membership Interest pursuant to the Amended and Restated Operating Agreement, then this non-solicitation provision shall remain in effect for a period of 12 months thereafter.

(c) In consideration hereof, so long as Existing Member maintains any interest in the Company and for a period of 12 months following the termination of Mr. Sheiner’s relationship with the Company for any reason, Steven Sheiner and Existing Member will not, without New Member’s prior written consent, engage in any business that is competitive to the products or services offered by either the Company or New Member.

4.3 Press Releases and Disclosures. The Company, Existing Member and New Member shall not issue any press releases with respect to the Company’s business or with respect to their relationship to each other without the prior written consent of the Company, Existing Member and New Member. No party hereto will make any public disclosure concerning the matters set forth in this Agreement without the prior written consent of the other parties except as may otherwise be required by applicable law. Without limiting the foregoing, the Company and Existing Member acknowledge and agree that New Member may be required to disclose the Transaction in its filings with the SEC and may need to file a copy of this Agreement as an exhibit to such filings.

4.4 Insurance. The Company shall procure product and general liability insurance in such amounts and upon such other terms and conditions as reasonably requested by New Member from time to time.

ARTICLE 5. CONDITIONS TO CLOSING

5.1 Conditions to New Member’s Obligations to Close. The obligations of New Member to consummate the Transaction shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by New Member in writing:

(a) Representations, Warranties and Covenants. (i) All of the representations and warranties of the Company and Existing Member in this Agreement shall be true and correct as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct as of such earlier date); and (ii) Existing Member and the Company shall have performed all covenants and obligations in this Agreement required to be performed by Existing Member and the Company as of the Closing Date;

(b) Documents. Existing Member shall have delivered to New Member a fully executed copy of this Agreement with Existing Member’s duly authorized original signature;

(c) Consents. Existing Member shall have delivered to New Member a fully executed Resolution of the Company authorizing and consenting to the issuance of the New Membership Interest, the consummation of the Transaction, and the approval of New Member as a Member of the Company;

(d) No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transaction, seeking any Damages as a result of the Transaction, or otherwise affecting the right or ability of New Member to own the New Membership Interest, nor shall any Proceeding be pending that seeks any of the foregoing. There shall not be any Legal Requirement prohibiting the Company from issuing or New Member from owning the New Membership Interest or that makes this Agreement or the consummation of the Transaction illegal.

(e) Amended and Restated Operating Agreement. The Company, New Member and Existing Member shall enter into the Amended and Restated Operating Agreement.

(f) Supply Agreement. The Company and New Member shall enter into a supply agreement on terms reasonably acceptable to New Member.

5.2 Conditions to Existing Member’s Obligation to Close. The obligations of Existing Member to consummate the Transaction shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived by Existing Member in writing:

(a) Representations, Warranties and Covenants. (i) All of the representations and warranties of New Member in this Agreement shall be true and correct as of the Closing Date (or, to the extent such representations and warranties speak only as of an earlier date, they shall be true and correct as of such earlier date); and (ii) New Member shall have performed all covenants and obligations in this Agreement required to be performed by New Member as of the Closing Date;

(b) Documents. New Member shall have delivered to Existing Member a fully executed copy of this Agreement with New Member’s duly authorized original signature; and

(c) No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the Transaction, seeking any Damages as a result of the Transaction, or otherwise affecting the right or ability of New Member to own the New Membership Interest, nor shall any Proceeding be pending that seeks any of the foregoing. There shall not be any Legal Requirement prohibiting the Company from issuing or New Member from owning the New Membership Interest or that makes this Agreement or the consummation of the Transaction illegal.

ARTICLE 6. SURVIVAL

6.1 Survival of Representations and Warranties. All representations and warranties of Existing Member, the Company and New Member in this Agreement or any other Transaction Agreement shall survive the Closing. The representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by any Representative of any such party or by any such party’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

ARTICLE 7. OPTION TO PURCHASE AND OPTION TO REPURCHASE

7.1 Company Membership Interest Purchase and Repurchase Options. In the event that New Member exercises its purchase option with respect to Existing Member’s Membership Interest or Existing Member exercises its repurchase option with respect to New Member’s Membership Interest pursuant to the Amended and Restated Operating Agreement, each of Existing Member and New Member shall reaffirm its respective representations and warranties under Article 2 of this Agreement as of the respective exercise date thereof.

ARTICLE 8. MISCELLANEOUS PROVISIONS

8.1 Expenses. Whether or not the Transaction is consummated, each party shall pay it own costs and expenses in connection with this Agreement and the Transaction (including the fees and expenses of its advisers, accountants and legal counsel).

8.2 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”

8.3 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents consistent herewith, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

8.4 Attorney Representation and Waiver of Potential Conflict of Interest.

(a) Existing Member and the Company have been, and presently are, represented by the law firm of Miltner, Polk & Menck in this transaction, in the preparation of this Agreement, and in the preparation of an Amended and Restated Operating Agreement. Existing Member, New Member, and the Company hereby acknowledge that the law firm of Miltner, Polk & Menck has acted solely as the attorneys for Existing Member and the Company, but has not acted as the attorneys for, or otherwise represented, New Member or any other interested party. New Member further acknowledges that New Member did not rely on any legal advice from Miltner, Polk & Menck related to this Transaction and said agreements, and that New Member did not rely on Miltner, Polk & Menck for any disclosures that Existing Member and the Company are obligated to make under this Agreement, but rather relied solely on Existing Member and the Company to make all required disclosures, and communicated directly with Existing Member and the Company as to all of New Member’s due diligence, investigations, and disclosures prior to the Closing of the transaction. Existing Member, New Member, and the Company hereby consent to such representation by Miltner, Polk & Menck, APC, of the Existing Member and the Company, notwithstanding the fact that Miltner, Polk & Menck, APC may have also represented Camden Street Partners, LLC and its principal Steven Sheiner on other matters (which separate representation may have provided Miltner, Polk & Menck, APC with confidential information relating to Existing Member or its principal which may not have been disclosed to New Member, or which may have otherwise influenced the exercise of judgment by Miltner, Polk & Menck, APC).

(b) Existing Member, New Member and the Company hereby acknowledge that Company’s continued representation by Miltner, Polk & Menck, APC, after the Closing of this Transaction, creates a potential conflict of interest in that Miltner, Polk & Menck, APC, has represented, and may continue to represent, Member Camden Street Partners, LLC and its principal Steven Sheiner, and in that Miltner, Polk & Menck, APC does not represent, and will not become the attorneys for New Member when New Member becomes a minority Member of the Company. In the event of an actual conflict of interest among Existing Member, New Member and the Company after the Closing (for example, in any dispute among Existing Member and New Member related to the operation or dissolution of the Company), it may become necessary for Miltner, Polk & Menck, APC to withdraw as counsel to the Company and, potentially, to also withdraw as counsel to Camden to avoid such actual conflict of interest.

8.5 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.6 Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

8.7 Dispute Resolution. Upon the Closing of the Transaction, all disputes between and among the Company, Existing Member and New Member shall be resolved pursuant to the dispute resolution provisions of the Amended and Restated Operating Agreement.

8.8 Amendments; Assignment. This Agreement shall not be modified except by a express written amendment signed on behalf of each of the parties hereto. No party may assign this Agreement without the prior written approval of the other parties hereto.

8.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

8.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.11 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“New Member”

Helix BioMedix, Inc.

By:	/s/ R. Stephen Beatty
Name:	R. Stephen Beatty
Title:	President

“Existing Member”

Camden Street Partners, LLC

By:	/s/ Steven Sheiner
Name:	Steven Sheiner
Title:	Managing Member

“Company”

NuGlow Cosmaceuticals, LLC

By:	/s/ Steven Sheiner
Name:	Steven Sheiner
Title:	Managing Member

For purposes of Section 4.2(c) only:

/s/ Steven Sheiner
Steven Sheiner, an individual

EXHIBIT A

CERTAIN DEFINITIONS

“Affiliate” shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any Member or Manager of the Company and/or Existing Member or any corporation, partnership, trust or other entity in which the Company and/or Existing Member or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

“Agreement” shall mean the Membership Interest Purchase Agreement to which this Exhibit A is attached (including all schedules and exhibits attached hereto), as it may be amended from time to time.

“Business” shall have the meaning set forth in the first Recital.

“Closing” shall have the meaning specified in Section 1.3.

“Closing Date” shall have the meaning specified in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Government Approval).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, limited liability company, professional corporation, and other form of business entity recognized by the California Corporations Code.

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii) (except when Knowledge is stated to be “actual Knowledge”) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. The Company, Existing Member and New Member shall be deemed to have “Knowledge” of a particular fact or other matter if any of their respective directors or officers with the authority to establish policy for the company has actual knowledge of such fact or other matter after due and diligent inquiry. The Company, Existing Member and New Member shall each be deemed to have “Knowledge” of a particular fact or other matter if any of its principals has actual knowledge of such fact or other matter after due and diligent inquiry.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Manager” means the individuals or Entities who have the authority to exercise day-to-day control over a limited liability company.

“Material Adverse Effect” means (i) with respect to New Member, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of New Member or its subsidiaries, taken as a whole or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent New Member or its subsidiaries from performing their obligations under this Agreement and (ii) with respect to Company and Existing Member, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets (including New Membership Interests), liabilities (including Assumed Liabilities), business, operations, results of operations or prospects respectively of Company or Existing Member, their Subsidiaries, or the Business or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Company or Existing Member or its Subsidiaries from performing their obligations under this Agreement.

“Member” shall mean an owner of the Company who holds both an economic interest in the Company’s profits as well as voting rights in the Company.

“Membership Interest” shall mean mean a Member’s entire interest in the Company, including the Member’s economic percentage interest, the right to vote on or participate in the management of the Company, and the right to receive information concerning the business and affairs of the Company, as well as the Member’s entire obligation to the Company and to the other Members.

“New Membership Interest” shall have the meaning specified in the second recital.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Person” shall mean any individual, Entity or Governmental Authority.

“Pre-Closing Period” shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Representatives” shall mean officers, directors, attorneys, accountants, advisors, agents, distributors, licensees, Members, Managers, subsidiaries and lenders of a party. In addition, all Affiliates of Existing Member shall be deemed to be “Representatives” of Existing Member.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Agreements” shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by the Company, New Member and/or Existing Member in connection with the Transaction.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the issuance of the New Membership Interest, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.